Copyright © Veeva Systems 2023 Copyright © Veeva Systems 2023 Safe Harbor and Other Information This presentation and associated commentary contain forward-looking statements regarding Veeva’s expected future performance, market size and opportunity, and financial outlook, including, in particular, guidance provided as of November 9, 2023 about Veeva’s expected future financial results. These statements are based on our current expectation and involve assumptions and internal estimates that may prove to be incorrect and are based on plans that may change. Actual results could differ materially from statements made here and we have no obligation to update such statements. There are also numerous risks that have the potential to negatively impact our financial performance, including issues related to the performance, security, or privacy of our products, competitive factors, customer decisions and priorities, events that impact the life sciences industry, general macroeconomic and geopolitical events (including inflationary pressures, changes in interest rates, currency exchange fluctuations, changes in applicable laws and regulations, and impacts related to Russia’s invasion of Ukraine), and issues that impact our ability to hire, retain, and adequately compensate talented employees. We have summarized what we believe are the principal risks to our business in a section titled “Summary of Risk Factors” on pages 38 and 39 in our filing on Form 10-Q for the period ended July 31, 2023 which you can find here. Additional details on the risks and uncertainties that may impact our business can be found in the same filing on Form 10-Q and in our subsequent SEC filings, which you can access at sec.gov. We recommend that you familiarize yourself with these risks and uncertainties before making an investment decision. This presentation includes certain non-GAAP financial measures as defined by SEC rules. For additional information, see the slide titled “Statement Regarding Use of Non-GAAP Financial Measures” in the Appendix.

Guidance Update

in millions

Q3'24	Prior Guide	Preliminary Results	Variance[1]
Total Revenue	**614–616**	**616**	**0**
Subs Revenue	~493	495	2
Services Revenue	121–123	121	(2)
Non-GAAP Op Income[2]	**223–225**	**232**	**7**
Q4'24	**Prior Guide**	**Current Guide**	**Variance[1]**
Total Revenue	**635–638**	**621–623**	**(15)**
Subs Revenue	~517	~517	0
Services Revenue	118–121	104–106	(15)
Non-GAAP Op Income[3]	**224–226**	**~226**	**0**
FY'24	**Prior Guide**	**Current Guide**	**Variance[1]**
Total Revenue	**2,365–2,370**	**2,353–2,355**	**(15)**
Subs Revenue	~1,895	~1,897	2
Services Revenue	470–475	456–458	(17)
Non-GAAP Op Income[3]	**~820**	**~827**	**7**
FY'25	**Prior Guide**	**Current Guide**	**Variance**
Total Revenue	**2,800+**	**2,750+**	**(50)**
Non-GAAP Op Income[3]	**1,000+**	**1,000+**	**0**

Guidance issued on November 9, 2023. Our guidance assumes foreign exchange rates will remain constant. Our Q3'24 preliminary results reflect an immaterial impact from FX to total revenue and a modest FX headwind to non-GAAP operating income compared to Q3'23 and include a -$12 million estimated TFC impact to total revenue and non-GAAP operating income. Our Q4'24 guidance reflects an immaterial impact from FX to both total revenue and non-GAAP operating income compared to Q4'23 and includes a -$9 million estimated TFC impact to total revenue and non-GAAP operating income. Our FY'24 guidance reflects roughly $14 million of FX headwinds to total revenue and a modest FX headwind to non-GAAP operating income compared to FY'23 and includes a -$90 million estimated TFC impact to total revenue and non-GAAP operating income. Our FY'25 guidance reflects roughly $10 million of FX headwinds to total revenue and an immaterial FX impact to non-GAAP operating income compared to FY'24.

[1] Variance is based on the change in the high end of guidance ranges.

[2] A reconciliation of GAAP to non-GAAP measures is set forth in the Appendix.

[3] We are not able, at this time, to provide GAAP targets for operating income for the fourth fiscal quarter ending January 31, 2024, the fiscal year ending January 31, 2024, and the fiscal year ending January 31, 2025 because of the difficulty of estimating certain items excluded from non-GAAP operating income that cannot be reasonably predicted, such as charges related to stock-based compensation expense. The effect of these excluded items may be significant.

Copyright © Veeva Systems 2023

Appendix

Copyright © Veeva Systems 2023 Copyright © Veeva Systems 2023 Statement Regarding Use of Non-GAAP Financial Measures We provide the following non-GAAP measures, which we define as financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP: Non-GAAP gross margin, non-GAAP operating income, expense, and margin, non-GAAP net income, non-GAAP net income per share, and non-GAAP operating cash flow. In addition to our GAAP measures, we use these non-GAAP financial measures internally for budgeting and resource allocation purposes and in analyzing our financial results. We believe that excluding stock-based compensation expense, amortization of purchased intangibles, income tax effects of the same, and excess tax benefit provides information that is helpful in understanding our operating results, evaluating our future prospects, comparing our financial results across accounting periods, and comparing our financial results to our peers, many of which provide similar non- GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We encourage our investors and others to review our financial information in its entirety, not to rely on any single financial measure to evaluate our business, and to view our non-GAAP financial measures in conjunction with the most directly comparable GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures has been provided in the Appendix.

Copyright © Veeva Systems 2023 Copyright © Veeva Systems 2023 Reconciliation of GAAP to Non-GAAP Measures Fiscal Year Ending January 31 Q3’24 reflects preliminary results